ACCOUNTANT'S CONSENT

     We have issued our report dated August 22, 2000, accompanying the consolidated financial statements of Frankfort First Bancorp, Inc., which are incorporated within the Annual Report on Form 10-K for the year ended June 30, 2000. We hereby consent to the incorporation by reference of said report in the Corporation's Form S-8.

/s/ Grant Thorton LLP

Cincinnati, Ohio
September 26, 2000